Exhibit 99.1
UNDER ARMOUR NAMES DAVID BERGMAN
AS CHIEF FINANCIAL OFFICER

BALTIMORE, Dec. 4, 2017 – Under Armour, Inc. (NYSE: UA, UAA) today announced that David Bergman has been named Chief Financial Officer (CFO). Bergman has served as acting CFO since February 2017.

“David Bergman brings strong financial expertise, leadership and a deep understanding of the Under Armour brand to this role,” said Under Armour Chairman and CEO Kevin Plank. “In his 13-year career at UA, he has a proven track record of developing and leading our global finance organization through significant milestones including our initial public offering, helping to create our international business, and through our restructuring efforts this year - driving consistently higher standards of return-oriented, financial discipline.”

Plank continued, “As our management team works to aggressively evolve our strategy and improve our level of execution, I, along with our Board of Directors, am confident that Dave’s experience will help drive greater operational excellence in every area of our business and create a long-term financial model capable of providing more consistent, sustainable value and return to our shareholders.”

Bergman reports to Plank and has responsibility for accounting, finance, internal audit and insurance, investor relations, tax and treasury. Bergman joined Under Armour in 2004 and has held several senior management roles within the company’s finance and accounting organization, including Corporate Controller and most recently Senior Vice President, Corporate Finance.

He began his career as a CPA at Arthur Andersen LLP, serving both large public and smaller private clients in the consumer products and healthcare industries. He then served in senior audit and consulting roles at Ernst & Young LLP prior to joining Under Armour.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland is a leading innovator, marketer and distributor of branded performance athletic apparel, footwear and accessories. Designed to make all athletes better, the brand's innovative products are sold worldwide to consumers with active lifestyles. The company’s Connected Fitness™ platform powers the world’s largest digitally connected health and fitness community. For further information, please visit www.uabiz.com.
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Under Armour Contacts:
Diane Pelkey	Lance Allega
SVP, Global Communications	VP, Investor Relations
(410) 246-5927	(410) 246-6810